One North Central Avenue ▪ Phoenix, AZ 85004	Financial Contacts:		Media Contact:
	Kathleen L. Quirk (602) 366-8016	David P. Joint (504) 582-4203	William L. Collier (504) 582-1750

Freeport-McMoRan Copper & Gold Inc. Announces
Redemption of its 5½% Convertible Perpetual Preferred Stock

PHOENIX, AZ, September 1, 2009 – Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today that it has called for redemption on September 21, 2009 its 5½% Convertible Perpetual Preferred Stock (Preferred Stock).  Under the terms of the Preferred Stock, FCX may call the Preferred Stock for redemption if the closing price of FCX’s common stock exceeds 130 percent of the $46.45 per share conversion price for a period of 20 days out of 30 trading days.  Under the terms of the redemption, FCX will pay $1,000 per share for any shares that are not converted into FCX common stock prior to the redemption date.  There are currently 831,554 shares of the Preferred Stock outstanding, equivalent to approximately $832 million in redemption value.

At the option of the holder, the shares of Preferred Stock are convertible until 5:00 p.m. (Eastern Time) on September 18, 2009 into shares of FCX common stock at a conversion rate equal to 21.5305 shares of common stock per share of the Preferred Stock equivalent to a conversion price of approximately $46.45 per share of common stock.  In lieu of issuing any fractional shares of common stock, FCX will pay an equivalent amount in cash.

On August 31, 2009, the closing price of FCX common stock as reported on the New York Stock Exchange was $62.98 per share.  At current market prices, the market value of FCX common stock that would be issued upon conversion is significantly greater than the cash redemption value and therefore FCX expects holders will elect to convert into common stock.  FCX currently has 412 million common shares outstanding.  If all shares of the Preferred Stock are converted into common stock, FCX would issue 17.9 million shares of common stock.  Annual preferred dividend savings would approximate $46 million.

BNY Mellon Shareowner Services, the transfer agent, will provide the Depository Trust Company today with a notice of redemption and expiration of conversion privilege.  Streetholders should contact their broker in order to elect to receive either shares of common stock upon conversion along with cash in lieu of any fractional shares, or the redemption amount upon redemption.

The receipt of cash proceeds for Preferred Stock shares that are redeemed will be a taxable event to holders; the conversion of Preferred Stock into shares of FCX common stock will not be a taxable event, except for cash received in lieu of fractional shares.  Shareholders should consult their tax advisors regarding their individual circumstances.

FCX is a leading international mining company with headquarters in Phoenix, Arizona.  FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum.  FCX has a dynamic portfolio of operating, expansion and growth projects in the copper industry and is the world’s largest producer of molybdenum.

The company’s portfolio of assets includes the Grasberg mining complex, the world’s largest copper and gold mine in terms of recoverable reserves, significant mining operations in the Americas, including the large scale Morenci and Safford minerals districts in North America and the Cerro Verde and El Abra operations in South America, and the Tenke Fungurume minerals district in the Democratic Republic of Congo.  Additional information about FCX is available on our web site at www.fcx.com.